                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            (A Delaware Corporation)
                               51 Madison Avenue
                               New York, NY 10010


THE CORPORATION New York Life Insurance and Annuity Corporation (NYLIAC) will pay the benefits of this policy in accordance with its provisions. The pages which follow are also a part of this policy.

ANNUITY BENEFIT On the Annuity Commencement Date, the Accumulation Value will be applied to provide a monthly Income Payment, as stated in the Annuity Benefit Section.

RIGHT TO RETURN POLICY   Please examine your policy.  Within 10 days (or longer
if required by state law) after delivery, you may return it to the Corporation or to the Registered Representative through whom it was purchased, with a written request for a cancellation. Upon receipt of this request, we will promptly cancel the policy and refund the Policy's Accumulation Value. This amount may be more or less than the Premium Payment(s). In states where required, we will promptly refund the Premium Payments less withdrawals.

PAYMENT OF PREMIUMS At any time before the Annuity Commencement Date and during the lifetime of the Annuitant and Owner, premiums may be paid at any interval or by any method we make available. Premium Payments are subject to the limitations defined in the policy. The initial Premium Payment is shown on the Policy Data Page.

REPORT TO OWNER At least once each Policy Year, New York Life Insurance and Annuity Corporation will provide a report in connection with this policy. The report will tell the Owner how much Accumulation Value there is as of the end of the reporting period. It will also give the Owner any other facts required by state law or regulations.

This policy is issued as of the Issue Date shown on the Policy Data Page.





                                                          President



                                                          Secretary





FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Monthly Income Payments Begin On The Annuity Commencement Date.
Premiums May Be Paid During The Annuitant's Lifetime.

THE AMOUNT OF ANY ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

Policy Is Non-Participating.



999-190

                                  POLICY DATA





999-190

                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                    51 MADISON AVENUE - NEW YORK, NY  10010

                                  POLICY DATA
                                     Page 2


ANNUITANT                 --      JOHN DOE            AGE: 55           MALE
POLICY NUMBER             --      00 000 000
POLICY DATE               --      JANUARY 1, 1998
OWNER                     --      THE ANNUITANT


ALLOCATION ALTERNATIVES:
Alger American Small Capitalization                    MainStay VP Convertible
American Century Income & Growth                       MainStay VP Government
Calvert Social  Balanced                               MainStay VP Growth Equity
Dreyfus Large Company Value                            MainStay VP High Yield Bond
Eagle Asset Management Growth Equity                   MainStay VP Indexed Equity
Fidelity VIP II Contrafund                             MainStay VP International Equity
Fidelity VIP Equity-Income                             MainStay VP Total Return
Janus Aspen Series Balanced                            MainStay VP Value
Janus Aspen Series Worldwide Growth                    MFS Growth With Income Series
Lord Abbett Developing Growth                          MFS Research Series
MainStay VP Bond                                       Morgan Stanley Emerging Markets Equity
MainStay VP Capital Appreciation                       T. Rowe Price Equity Income
MainStay VP Cash Management                            Van Eck Worldwide Hard Assets
                                                       Fixed Account


DOLLAR COST AVERAGING (DCA) PLUS PROGRAM:
6-month DCA Plus Account
12-month DCA Plus Account
18-month DCA Plus Account

INITIAL PREMIUM PAYMENT:                                    $10,000
INITIAL PREMIUM PAYMENT DATE:                               JANUARY 1, 1998

PLANNED ADDITIONAL PREMIUMS:
PREMIUM AMOUNT:                                             $500 - Monthly

ANNUITY COMMENCEMENT DATE:                                  JANUARY 1, 2028


SURRENDER CHARGE SCHEDULE:
PURCHASE YEAR               PERCENTAGE              PURCHASE YEAR           PERCENTAGE
         1                       7%                       5                      5%
         2                       7%                       6                      4%
         3                       7%                       7                      0%
         4                       6%


MINIMUM GUARANTEED INTEREST RATE:                                     3%


DATE OF ISSUE:      JANUARY 5, 1998

999-190                                                                 Page 2

                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                  POLICY DATA
                                    Page 2A

MINIMUMS:

MINIMUM ADDITIONAL PREMIUM PAYMENT:                                                     $500

MINIMUM WITHDRAWAL AMOUNT:                                                              $500

MINIMUM  INTEREST SWEEP TRANSFER:                                                       NO  MINIMUM

MINIMUM AMOUNT OF A PREMIUM PAYMENT THAT
CAN BE ALLOCATED TO AN ALLOCATION ALTERNATIVE:                                          $25

MINIMUM TRANSFER, EXCLUDING THE INTEREST SWEEP,
AMOUNT FROM  FIXED ACCOUNT:                                                             $500

MINIMUM TRANSFER AMOUNT FROM INVESTMENT DIVISIONS:                                      $500

MINIMUM DOLLAR COST AVERAGING TRANSFER IS:                                              $100

MINIMUM AUTOMATIC ASSET REALLOCATION TRANSFER IS:                                       NO MINIMUM

MINIMUM BALANCE THAT MUST BE MAINTAINED IN AN
INVESTMENT DIVISION AFTER A TRANSFER IS MADE:                                           $500

MINIMUM  BALANCE THAT MUST BE MAINTAINED IN THE
FIXED ACCOUNT AFTER A TRANSFER IS MADE:                                                 $500

MINIMUM ACCUMULATION VALUE REQUIRED TO ELECT DOLLAR COST
AVERAGING OR AUTOMATIC ASSET REALLOCATION OPTION IS:                                    $5,000

MINIMUM FIXED ACCUMULATION VALUE REQUIRED
TO ELECT THE INTEREST SWEEP OPTION IS:                                                  $5,000

MINIMUM AMOUNT OF A PREMIUM PAYMENT THAT CAN BE
ALLOCATED TO A DCA PLUS PROGRAM:                                                        $5,000

MINIMUM ADDITIONAL PREMIUM PAYMENT INTO
A DCA PLUS PROGRAM:                                                                     $5,000

MAXIMUM CHARGE FOR EACH TRANSFER MADE TO OR FROM AN
ALLOCATION ALTERNATIVE AFTER THE FIRST TWELVE (12) IN A POLICY YEAR:                    $30

MAXIMUM AGE FOR WHICH ADDITIONAL PREMIUM PAYMENTS MAY BE MADE:                          85

THE SUM OF ALL TRANSFERS FROM THE FIXED ACCOUNT, INCLUDING THE INTEREST SWEEP OPTION TRANSFERS, IN A POLICY YEAR MAY NOT BE GREATER THAN 20% OF THE ACCUMULATION VALUE IN THE FIXED ACCOUNT, AS OF THE BEGINNING OF THE POLICY YEAR.

POLICY SERVICE CHARGE:    THE LESSER OF $30 OR 2% OF THE ACCUMULATION VALUE
WHICH MAY BE DEDUCTED ON EACH POLICY ANNIVERSARY AND ON THE DATE THE POLICY IS SURRENDERED. HOWEVER, THIS FEE IS WAIVED IF THE ACCUMULATION VALUE ON THE POLICY ANNIVERSARY OR ON THE DATE OF SURRENDER IS $20,000 OR GREATER. THE POLICY SERVICE CHARGE IS DEDUCTED FROM EACH ALLOCATION ALTERNATIVE AND EACH DCA PLUS ACCOUNT IN PROPORTION TO ITS PERCENTAGE OF THE ACCUMULATION VALUE ON THE POLICY ANNIVERSARY.

DATE OF ISSUE:   JANUARY 5, 1998

999-190                                                                 PAGE 2A

                           READ THIS POLICY CAREFULLY










999-190                                                                   PAGE 3

                                    WE & YOU

In this policy, the words "we," "our," "us," "Corporation" and "NYLIAC" refer to New York Life Insurance and Annuity Corporation, and the words "you" and "your" refer to the Owner of this policy.

When you write to us, please include the policy number, your full name and your current address.



                                    CONTENTS

   POLICY DATA                                                                                               2

DEFINITIONS                                                                                             Page 7

SECTION ONE - ANNUITY BENEFIT                                                                           Page 9
   1.1 When Will Income Payments Begin?                                                                 Page 9
   1.2 May The Annuity Commencement Date Be Changed?                                                    Page 9

SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS                                                        Page 9
   2.1 How Are Income Payments Made?                                                                    Page 9
   2.2 How Are Payments Made Under the Life Income Payment Option?                                      Page 9
   2.3 How Are Life Income Payment Amounts Determined?                                                  Page 9
   2.4 Are There Any Other Methods Of Income Payment?                                                  Page 10

SECTION THREE - ANNUITANT, OWNER, BENEFICIARY                                                          Page 10
   3.1 What Are The Rights Of Ownership Of This Policy?                                                Page 10
   3.2 May The Owner Be Different From The Annuitant?                                                  Page 10
   3.3 How Do You Change The Owner Of This Policy?                                                     Page 10
   3.4  May More Than One Beneficiary Be Named?                                                        Page 10
   3.5 May You Change A Beneficiary?                                                                   Page 10
   3.6 What Happens If The Annuitant Dies Before The Annuity Commencement Date?                        Page 10
   3.7 What Happens If The Annuitant Dies After The Annuity Commencement Date?                         Page 10
   3.8 What Happens If You Die Before The Annuity Commencement Date?                                   Page 11
   3.9 What Happens If You Die After The Annuity Commencement Date?                                    Page 11
   3.10 Does A Beneficiary Have To Accept The Accumulation Value Of The Policy At Your Death?          Page 11
   3.11 What Happens If Your Spouse Is The Beneficiary?                                                Page 11
   3.12 What Happens If A Beneficiary Who Is Receiving Income Payments Dies?                           Page 11
   3.13 What Happens If No Beneficiary Survives The Annuitant?                                         Page 11

SECTION FOUR - PREMIUM PAYMENTS                                                                        Page 11
   4.1 How Are Premium Payments Credited?                                                              Page 11
   4.2 Are There Any Limitations Regarding The Amounts And Frequency Of Premium Payments?              Page 12
   4.3 How Are Premium Payments Allocated?                                                             Page 12
   4.4 May The Allocation Alternatives For Premium Payments Be Changed?                                Page 12
   4.5 May The Corporation Terminate This Policy?                                                      Page 12

SECTION FIVE - ACCUMULATION VALUE                                                                      Page 12
   5.1 How Is Your Policy's Accumulation Value Calculated?                                             Page 12

999-190                                                                   PAGE 4

SECTION SIX - CHARGES AND DISTRIBUTIONS                                                                         Page 13
   6.1 When Can You Surrender This Policy?                                                                      Page 13
   6.2 When Can You Make A Partial Withdrawal From This Policy?                                                 Page 13
   6.3 When Will A Partial Withdrawal Or Surrender Be Processed?                                                Page 13
   6.4 How Much Is The Surrender Charge?                                                                        Page 13
   6.5 Are Surrender Charges Ever Waived?                                                                       Page 14
   6.6 Are Service Charges Deducted From Your Policy?                                                           Page 14
   6.7 When Are State Premium Taxes Deducted From Your Policy?                                                  Page 14

SECTION SEVEN - SEPARATE ACCOUNT                                                                                Page 14
   7.1 How Is The Separate Account Established And Maintained?                                                  Page 14
   7.2 How Are The Separate Account Assets Invested?                                                            Page 14
   7.3 To Whom Do The Assets In The Separate Account Belong?                                                    Page 14
   7.4 How Will The Assets Of The Separate Account Be Valued?                                                   Page 14
   7.5 Can We Transfer Assets Of The Separate Account To Another Separate Account?                              Page 15
   7.6 What Other Rights Do We Have?                                                                            Page 15
   7.7 Can A Change In The Objective Of The Fund Be Made?                                                       Page 15
   7.8 If The Assets In The Separate Account Belong To Us, What Do Your Premium Payments Purchase?              Page 15
   7.9 How Is The Number Of Accumulation Units Determined?                                                      Page 15
   7.10 How Is The Value Of An Accumulation Unit Determined?                                                    Page 15
   7.11 Can You Transfer From The Investment Divisions To The DCA Plus Program?                                 Page 16
   7.12 Can You Transfer Between Investment Divisions And To The Fixed Account?                                 Page 16
   7.13 How Do You Transfer the Accumulation Value Between Investment Divisions And To The Fixed Account?       Page 16
   7.14 Are There Limits On What You May Transfer Between Investment Divisions And To The Fixed Account?        Page 16

SECTION EIGHT - FIXED ACCOUNT                                                                                   Page 17
   8.1 How Are The Fixed Account Assets Invested?                                                               Page 17
   8.2 How Is The Fixed Account Valued?                                                                         Page 17
   8.3 Can Transfers Be Made From The Fixed Account To The DCA Plus Program?                                    Page 17
   8.4 Can Transfers Be Made From The Fixed Account To The Investment Divisions?                                Page 17
   8.5 How Do You Transfer The Fixed Accumulation Value To The Investment Divisions?                            Page 17
   8.6 How Will Partial Withdrawals And Transfers Be Deducted From The Fixed Account?                           Page 17

SECTION NINE - DCA PLUS PROGRAM                                                                                 Page 18
   9.2 How Is The DCA Plus Program Valued?                                                                      Page 18
   9.3 Can Transfers Be Made From The DCA Plus Accounts To The Fixed Account?                                   Page 18
   9.4 Can You Have More Than One DCA Account Open?                                                             Page 18
   9.6 How Will Partial Withdrawals And Transfers Be Deducted From The DCA Plus Program?                        Page 18

SECTION TEN - GENERAL PROVISIONS                                                                                Page 18
   10.1 What Constitutes The Entire Contract?                                                                   Page 18
   10.2 How Important Is The Information You Provide For This Policy?                                           Page 19
   10.3 Will We Be Able To Contest This Policy?                                                                 Page 19
   10.4 How Are The Dates Referred To In This Policy Measured?                                                  Page 19
   10.5 How Is A Person's Age Calculated For The Purpose Of This Policy?                                        Page 19
   10.6 What Happens If In This Policy We Refer To A Person's Age Or Sex Incorrectly?                           Page 19
   10.7 May You Assign Or Transfer Your Policy?                                                                 Page 19
   10.8 How Do You Assign This Policy?                                                                          Page 19
   10.9 May The Assignee Change The Owner, Annuitant Or Beneficiary?                                            Page 19

999-190                                                                 PAGE 5

   10.10 Are The Payments Made Under The Terms Of  This Policy Protected Against Creditors?                     Page 19
   10.11 How Should Payments For This Policy Be Made?                                                           Page 19
   10.12 How Is Guaranteed Interest Calculated For This Policy?                                                 Page 19
   10.13 Is This Policy Subject To Any Law?                                                                     Page 19
   10.14 Are There Any Dividends Payable Under This Policy?                                                     Page 19

     Note: This is a legal contract between the Owner and the Corporation.





999-190                                                                 PAGE 6

                                  DEFINITIONS

ACCUMULATION UNIT: An accounting unit used to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct Accumulation Unit value.

ACCUMULATION VALUE: The Variable Accumulation Value, if any, plus the Fixed Accumulation Value, if any, plus the Dollar Cost Averaging (DCA) Plus Program Accumulation Value, if any, of a policy for any Valuation Period.

AGE: The attained age on your last birthday.

ALLOCATION ALTERNATIVES: The Investment Divisions of the Separate Account and the Fixed Account constitute the Allocation Alternatives.

ANNUITANT: The person named on the Policy Data Page and whose life determines the Income Payments, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid.

ANNUITY COMMENCEMENT DATE: The date on which the first Income Payment under this policy is to be made.

BENEFICIARY: The person or an entity having the right to receive the death benefit set forth in this policy and who is the "designated Beneficiary" for purposes of Section 72 of the Internal Revenue Code in the event of the Annuitant's or Owner's death.

BUSINESS DAY: Generally, any day on which the New York Stock Exchange is open for trading. Our Business Day ends at 4:00 p.m. Eastern Time or the closing of the New York Stock Exchange, if earlier.

CORPORATION ("NYLIAC, WE, US, OUR"): New York Life Insurance and Annuity Corporation, which is a wholly-owned Delaware subsidiary of New York Life Insurance Company.

DOLLAR COST AVERAGING (DCA) PLUS ACCOUNT: An account(s) used specifically for the Dollar Cost Averaging Plus Program, as shown on the Policy Data Page.

DOLLAR COST AVERAGING (DCA) PLUS PROGRAM: The assets in the DCA Plus Program are not part of the Separate Account of New York Life Insurance and Annuity Corporation. The DCA Plus Program Accumulation Value is supported by assets in the General Account of the Corporation, which are subject to the claims of its general creditors. The accounts which are available under the DCA Plus Program are shown on the Policy Data Page.

DOLLAR COST AVERAGING (DCA) PLUS PROGRAM ACCUMULATION VALUE: The sum of the Premium Payments allocated to the DCA Plus Program, plus interest credited on those Premium Payments, less transfers and any Partial Withdrawals from the DCA Plus Program, and less any Surrender Charges and Service Charges that may have already been assessed from the DCA Plus Program.

ELIGIBLE PORTFOLIOS ("PORTFOLIOS"): The mutual fund portfolios of the Fund which are available for investment by the Investment Divisions of the Separate Account, as shown on the Policy Data Page.

FIXED ACCOUNT: Assets in the Fixed Account are not part of the Separate Account of New York Life Insurance and Annuity Corporation. The Fixed Accumulation Value is supported by assets in the General Account of the Corporation, which are subject to the claims of its general creditors.

FIXED ACCUMULATION VALUE: The sum of Premium Payments and transfers allocated to the Fixed Account, plus interest credited on those Premium Payments and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges and Service Charges that may have already been assessed from the Fixed Account.

FUND: MainStay VP Series Fund, Inc., a diversified open-end management investment company registered under the Investment Company Act of 1940, and any other registered open-end management investment company which offers Eligible Portfolios.

GENERAL ACCOUNT: Includes all of NYLIAC's assets except those assets specifically allocated to the Separate Account.

INCOME PAYMENTS: Payments made by NYLIAC to the named Payee, generally after the Annuity Commencement Date.

INVESTMENT DIVISION ("DIVISION"): A division





999-190                                                             PAGE 7
of the Separate Account. Each Investment Division invests exclusively in shares of a specified Eligible Portfolio.

ISSUE DATE: The date the policy is executed.

OWNER ("YOU, YOUR"): The person(s) or an entity designated as the Owner in this policy, or as subsequently changed, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid. If NYLIAC issues a jointly owned policy, ownership rights and privileges under this policy must be exercised jointly and benefits under this policy will be paid upon the death of any joint owner.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this policy.

PAYEE: A recipient of payments under this policy, generally the owner.

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.

POLICY DATA PAGE: Page (2) of this policy, containing the policy specifications.

POLICY DATE: The date from which Policy Years, quarters, months, and anniversaries are measured. It is shown on the Policy Data Page.

POLICY YEAR: A year commencing on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.

PREMIUM PAYMENT: An amount paid to the Corporation as consideration for the benefits provided by this policy.

PURCHASE DATE: The Business Day on which a Premium Payment is received by us and credited under this policy.

PURCHASE YEAR: A year as measured from the Purchase Date of the initial Premium Payment or from the Purchase Date of any additional Premium Paymentsmade.

QUALIFIED PLANS: A retirement plan under Section 219, 401(a), 403(b), or 408 of the Internal Revenue Code.

RESET ANNIVERSARY: The Anniversary occurring every year on the Policy Date until either the Owner or the Annuitant is age 85.

RESET VALUE: The value calculated on the Reset Anniversary is based on a comparison between (a) the current Reset Anniversary's Accumulation Value, and
(b) the prior Reset Anniversary's value, plus any Premium Payments since the prior Reset Anniversary date, less any Partial Withdrawals, Surrender Charges on those Partial Withdrawals, and any rider premiums since the last Reset Anniversary date. The greater of the compared values will be the new Reset Value.





999-190                                                                 PAGE 8

RMD AUTOMATED OPTION: The calculation and automatic processing of the Required Minimum Distribution (RMD) under certain Qualified Plans on a scheduled interval (monthly, quarterly, semi-annually, or annually) or on an interval made available by us to meet the Internal Revenue Service (IRS) requirements. RMD is an amount that the IRS requires the owners of certain Qualified Plans to withdraw each year generally commencing with the year the owner attains age 70 1/2.

SEPARATE ACCOUNT: A Separate Account established by the Corporation into which assets are placed for the purchasers of this class of policies.

SURRENDER CHARGE: An amount charged by the Corporation during the first six Purchase Years after any Premium Payment is made, occurring when a Partial Withdrawal of the Accumulation Value is made or when this policy is surrendered for its Accumulation Value.

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the products of the current Accumulation Unit's value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.



            SECTION ONE - ANNUITY BENEFIT


1.1 WHEN WILL INCOME PAYMENTS BEGIN?
We will apply the Accumulation Value of the policy to the Life Income Payment Option and make Income Payments to you each month beginning on the Annuity Commencement Date shown on the Policy Data Page. These payments will be made in accordance with the Income Payments Of Policy Proceeds' section of this policy. Income Payments will begin if you and the Annuitant, if you are not the Annuitant, are alive and if this policy is in force on that date.

1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?
Yes. If we agree, you may have the Annuity Commencement Date shown on the Policy Data Page changed to an earlier date or deferred to a later date. You must notify us in writing of your wish to change the date at least one month before the Annuity Commencement Date.





   SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS

2.1 HOW ARE INCOME PAYMENTS MADE?
If you and the Annuitant, if you are not the Annuitant, are alive, and this policy is in force on the Annuity Commencement Date, we will make Income Payments under the Life Income Payment Option. If the Accumulation Value of the policy is less than $2,000 on the Annuity Commencement Date, payment will be made in a single sum.

2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME PAYMENT OPTION?
We will make equal payments each month during the lifetime of the Annuitant. Once Life Income Payments start, they do not change and are guaranteed for 10 years even if the Annuitant dies sooner. We may require that the Payee submit proof of the Annuitant's survivorship as a condition for future Income Payments.

2.3 HOW ARE LIFE INCOME PAYMENT AMOUNTS DETERMINED?
Life Income Payments are based on the annuity premium rate in effect when the first Income Payment is due, but will not be less than the corresponding minimum amount shown in the Life Income Payment Option Table. These minimum amounts are based on the 1983 Table a with Projection Scale G and with interest compounded annually at 3%.

When asked, we will state in writing what the minimum amount of each monthly Income Payment would be under





999-190                                                               PAGE 9
this provision. It is based on the sex and adjusted Age ofthe Annuitant. To find the adjusted Age in the year the first Income Payment is due, we increase or decrease the Annuitant's Age at that time, according to the following table:
1997-2005  2006-2015  2016-2025  2026-2035   2036 & later
------------------------------------------------------------
   +1          0         -1         -2           -3



LIFE INCOME PAYMENT OPTION TABLE
(Minimum Monthly Payment
Guaranteed for 10 years for $1,000 of Proceeds)

-----------------------------------------------------
Adjusted Age          Male                    Female
60                     4.46                      4.03

61                     4.55                      4.11

62                     4.66                      4.19

63                     4.76                      4.27

64                     4.87                      4.37


65                     4.99                      4.46

66                     5.11                      4.57

67                     5.24                      4.67

68                     5.38                      4.79

69                     5.52                      4.91


70                     5.66                      5.04

71                     5.81                      5.18

72                     5.96                      5.32

73                     6.12                      5.47

74                     6.28                      5.63


75                     6.45                      5.79

76                     6.61                      5.96

77                     6.78                      6.14

78                     6.96                      6.32

79                     7.13                      6.51


80                     7.30                      6.70

81                     7.46                      6.89

82                     7.63                      7.07

83                     7.78                      7.26

84                     7.93                      7.44


85+                    8.07                      7.62



2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?
Yes. You may elect to have the Accumulation Value paid to you in a single sum, or if we agree, the proceeds may be placed under some other Income Payment option.



    SECTION THREE - ANNUITANT, OWNER, BENEFICIARY


3.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?
As the Owner, you have the right to change the Beneficiary or the Owner of this policy. These rights are nonforfeitable and also include the right to receive Income Payments or to name a Payee to receive these Income Payments.

3.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?
Yes, but unless it is indicated on the Policy Data Page, or unless ownership is subsequently changed, you are both the Annuitant and Owner of this policy.

3.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?
You may change the Owner of this policy, from yourself to a new Owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership in this policy will pass to the new Owner. Changing the Owner does not change the Beneficiary or the Annuitant.

3.4  MAY MORE THAN ONE BENEFICIARY BE NAMED?
Yes. You may name more than one Beneficiary. Multiple Beneficiaries may be classified as first, second, and so on. If two or more beneficiaries are named in a class, their shares in any amount payable may be stated. Any amount payable to a Beneficiary will be applied to any first Beneficiaries who survive you. If no first Beneficiaries survive, payment will be made to any surviving in the second class, and so on. Those who survive in the same class have an equal share to the extent possible in any amount payable, unless the shares are stated otherwise. No amount will be payable to a Beneficiary if you die after the end of an Income Payment period under any payment option.

3.5 MAY YOU CHANGE A BENEFICIARY?
Yes. You may change a Beneficiary during the lifetime of the Annuitant or Owner, if you are not the Annuitant, in a signed notice that is satisfactory to us. When we record a change, it will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change.

3.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE




999-190                                                                 PAGE 10

ANNUITY COMMENCEMENT DATE?
When we have proof that the Annuitant has died before the Annuity Commencement Date, upon receipt of all necessary information, we will pay to the Beneficiary(s) an amount equal to the greater of:

a) the Accumulation Value of this policy, or

b) the sum of all Premium Payments paid for this policy, less the amount of any Partial Withdrawals and any Surrender Charges assessed, less any rider premiums, or

c) the Reset Value on the last Reset Anniversary of the policy, plus, since the last Reset Anniversary, any Premium Payments less any Partial Withdrawals and any Surrender Charges assessed on those Partial Withdrawals, less any rider premiums since the last Reset Anniversary.

Payment will be made in a single sum, or in accordance with the Beneficiary's election as provided for in Section 3.10. The Accumulation Value will be calculated as of the date we receive due proof of death and all requirements necessary to make the payment. This policy will end on such date. However, if you are not the Annuitant and the Annuitant was your spouse and you are the sole primary Beneficiary, you may elect in writing to continue the policy with you as the new Annuitant.

3.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE?
If the Annuitant dies after the Annuity Commencement Date, but before the end of the guaranteed period of the Income Payments, we will continue to make these payments to the Beneficiary for the remainder of the Income Payment period. No amount will be payable to a Beneficiary if the Annuitant dies after the end of an Income Payment period under any payment option.

3.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?
If you are not the Annuitant, and if you die before the Annuity Commencement Date, when we have proof of your death, upon receipt of all necessary information, we will pay to the Beneficiary an amount equal to the greater of :

a) the Accumulation Value of this policy, or

b) the sum of all Premium Payments paid for this policy, less the amount of any Partial Withdrawals and any Surrender Charges assessed, less any rider premiums, or

c) the Reset Value on the last Reset Anniversary of the policy, plus, since the last Reset Anniversary, any Premium Payments less any Partial Withdrawals and any Surrender Charges assessed on those Partial Withdrawals, less any rider premiums since the last Reset Anniversary.

Payment will be made in a single sum or in accordance with the Beneficiary's election as provided for in Section 3.10. The Accumulation Value will be calculated as of the date we receive due proof of death and all requirements necessary to make payment. This policy will end on such date. However, if you are not the Annuitant and your surviving spouse is the sole primary Beneficiary, your spouse may elect in writing to become the new Owner of this policy.

3.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?
If you die before the Annuitant, we will make payment to the Beneficiary in an amount equal to the present value of remaining Income Payments under a fixed option or the current value of any amount remaining with us under a variable option if then available. That amount will be determined based on the method, interest rate and mortality table used to determine the monthly Income Payment.

3.10 DOES A BENEFICIARY HAVE TO ACCEPT THE ACCUMULATION VALUE OF
THE POLICY AT YOUR DEATH?
Upon receiving proof of your death, full payment will be



999-190                                                                 PAGE 11
made within five (5) years after the date of your death, to the Beneficiary. Your Beneficiary is not required to accept the Accumulation Value of the policy if, while the Annuitant is alive, you or the Beneficiary (after your death), choose in a signed notice which gives us the facts that we need, to have all or part of this payment placed under the Life Income Payment Option or any other payment option for the Beneficiary. Payment under the option must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary, at the time of your death (as determined for federal tax purposes), and must begin within one year after your death.

3.11 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?
If your spouse is the sole primary Beneficiary and you die before the Annuity Commencement Date, this policy may be continued with your spouse as the new Owner. If you are also the Annuitant, your spouse will become the new Annuitant. If your spouse chooses to continue this policy, no death benefit proceeds will be paid as a consequence of your death.

3.12 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME
PAYMENTS DIES?
Each remaining Income Payment will be made to those Beneficiaries in the same class who are alive when that payment becomes due. If no Beneficiary for any amount payable, or for a stated share, survives you, the right to this amount or this share will pass to your estate. If any Beneficiary dies at the same time as you, or within 15 days after your death, but before we receive proof of your death, we will pay any amount payable as though the Beneficiary died first.

3.13 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?
If no Beneficiary for any amount payable is alive at the death of the Annuitant, the right to this amount or this share will pass to you or, in the case of your death, to your estate. Payment of the proceeds will be made in a single sum to your estate.


           SECTION FOUR - PREMIUM PAYMENTS


4.1 HOW ARE PREMIUM PAYMENTS CREDITED?
If we have received all of the information we require to issue this policy, the initial Premium Payment will be credited within two Business Days after receipt. Additional Premium Payments will be credited to the policy as of the Purchase Date.

4.2 ARE THERE ANY LIMITATIONS REGARDING THE





999-190                                                               PAGE 12

AMOUNTS AND FREQUENCY OF PREMIUM PAYMENTS?
At any time before the maximum age shown on the Policy Data Page, during the lifetime of the Annuitant or Owner , if you are not the Annuitant, and before settlement of this policy under the Income Payments Of Policy Proceeds' section, payments may be made at any interval and by any method we make available. The initial Premium Payment is the amount shown on the Policy Data Page. The minimum payment you can make, as well as the frequency of the premiums, are shown on the Policy Data Page. We reserve the right to limit the dollar amount of any additional Premium Payment.

4.3 HOW ARE PREMIUM PAYMENTS ALLOCATED?
The initial Premium Payment may be applied to one or more of the Allocation Alternatives and to one or more of the DCA Plus Accounts shown on the Policy Data Page or to any other Investment Division(s) which may be made available by us for this policy, in accordance with established procedures. All additional Premium Payments to the Allocation Alternatives will be allocated as requested unless subsequently changed by you. All additional Premium Payments to the DCA Plus Accounts will be allocated based on instructions received from you at the time of the additional Premium Payment.

4.4 MAY THE ALLOCATION ALTERNATIVES FOR PREMIUMPAYMENTS BE CHANGED?
Yes. The allocation for Premium Payments may be changed among the Allocation Alternatives after the Issue Date shown on the Policy Data Page in accordance with established procedures. Premium Payments received after the date on which we receive your notice will be applied on the basis of the new instructions. You must indicate what percentage of each Premium Payment to allocate to the Allocation Alternatives. The minimum amount of a Premium Payment that can be allocated to an Allocation Alternative is shown on the Policy Data Page. We reserve the right to limit the maximum amount of a Premium Payment that may be allocated to any one Allocation Alternative.

4.5 MAY THE CORPORATION TERMINATE THIS POLICY?
It may happen that no Premium Payment has been received for two or more consecutive years and both (a) the sum of all Premium Payments for this policy, less any Partial Withdrawals and any Surrender Charges, and (b) the Accumulation Value, are less than $2,000. If so, we have the right, subject to any applicable state law or regulation, to terminate this policy by paying you the Accumulation Value in a single sum. We will notify you of our intention to exercise this right and allow you 90 days to make a Premium Payment.


          SECTION FIVE - ACCUMULATION VALUE

5.1 HOW IS YOUR POLICY'S ACCUMULATION VALUE CALCULATED?
On any day on or before the Annuity Commencement Date, the Accumulation Value of this policy is equal to:

a) the Fixed Accumulation Value, which is: the sum of Premium Payments and transfers allocated to the Fixed Account, plus interest credited on those Premium Payments and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges and Service Charges that may have already been assessed from the Fixed Account, plus

b) the Variable Accumulation Value, which is: the sum of the products of the current Accumulation Unit's values(s) for each of the Investment Divisions of the Separate Account multiplied by the number of Accumulation Units held in the respective InvestmentDivisions, plus

c) the DCA Plus Program Accumulation Value, which is, the sum of Premium Payments allocated to the DCA Plus Program, plus interest credited on those Premium Payments, less transfers and any Partial Withdrawals from the DCA Plus Program, and less any Surrender Charges and Service Charges that may have already been assessed from the DCA Plus Program.

The Fixed Accumulation Value, the DCA Plus Program Accumulation Value and death benefits that are available are not less than the minimum benefits required by law.

The instances in which Surrender Charges will be assessed, and the amount of those charges is explained in Section Six herein. When you ask us, we will tell you how much Accumulation Value there is.

                    SECTION SIX - CHARGES AND DISTRIBUTIONS





999-190                                                             PAGE 13

6.1 WHEN CAN YOU SURRENDER THIS POLICY?
At any time, on or before the Annuity Commencement Date, after this policy has an Accumulation Value, you may surrender it for the Accumulation Value, less any Service Charges and/or Surrender Charges that may apply. Surrender Charges are explained in Section 6.4, and Service Charges are explained in Section 6.6.

6.2 WHEN CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY?
After this policy has an Accumulation Value, you may request a Partial Withdrawal by sending us a written request at least 30 days before the Annuity Commencement Date and while the Annuitant and Owner, if you are not the Annuitant, are alive. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must indicate how it is to be withdrawn from the Allocation Alternatives and/or from the DCA Plus Accounts. However, if you do not specify which Allocation Alternatives and/or DCA Plus Accounts, NYLIAC will withdraw the money on a pro-rata basis from each Allocation Alternative and/or from each DCA Plus Account. A Surrender Charge, which applies separately to each Premium Payment as explained in Section 6.4, will be assessed as shown on the Policy Data Page, except as provided in Section 6.5. If your request for a Partial Withdrawal is greater than the amount in the Allocation Alternative(s) and/or from the DCA Plus Account(s), we will pay you the entire value of that Allocation Alternative(s) and/or that DCA Plus Account(s), less any Surrender Charges that may apply.

6.3 WHEN WILL A PARTIAL WITHDRAWAL OR SURRENDER BE PROCESSED?
We will pay any Partial Withdrawal or surrender proceeds within seven (7) days after we receive all the necessary requirements. The Partial Withdrawal or surrender value to be paid will be determined on the date we receive all requirements. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of Partial Withdrawals or surrender proceeds. When permitted by law, we may defer payment of any Partial Withdrawal or full surrender request from the FixedAccount and/or from the DCA Plus Program for up to six (6) months from the Partial Withdrawal or surrender request date. Interest will be paid on any amount deferred for 30 days or more. This rate will be at least three and one half percent (3.5%).

It may also happen that a request for a Partial Withdrawal would cause the total Accumulation Value of the policy to fall below $2,000. If so, we may not process the Partial Withdrawal request.

6.4 HOW MUCH IS THE SURRENDER CHARGE?
A Surrender Charge applies separately to each Premium Payment. The amount of this charge if any, will be a percentage, as shown on the Policy Data Page, applied to the Accumulation Value of the amount withdrawn or surrender proceeds, which, when added to the amount of all prior Surrender Charge free withdrawals occurring during the current Policy Year, exceed ten percent (10%) of the current Accumulation Value of this policy. However, if that portion of the Accumulation Value that represents the Premium Payment(s) to this policy are $100,000 or more, the Surrender Charge free amount is the greater of:

a) ten percent (10%) of the current Accumulation Value of this policy less any prior Surrender Charge free Partial Withdrawals made during the current Policy Year, or

b) that portion of the Accumulation Value that exceeds the total Premium Payments made to this policy.

In no event will the aggregate Surrender Charge applied under the policy exceed eight and one half percent (8.5%) of the total Premium Payments.

For the initial Premium Payment, the Surrender Charge will be calculated from the Policy Date. For each subsequent Premium Payment, the Surrender Charge will be calculated from the Purchase Date of each Premium Payment. Therefore, for purposes of calculating the Surrender Charge for additional Premium Payments, the second Purchase Year begins on the first anniversary of that additional Premium Payment, the third Purchase Year begins on the second anniversary of that additional Premium Payment, and so on. Upon a Partial Withdrawal or surrender, the Premium Payments producing the lowest Surrender Charge will be surrendered first. If more than one Premium Payment produces the same Surrender Charge, the oldest of those Premium Payments will be surrendered first. Once Surrender Charges have been assessed on an amount equal to the total Premium Payments made, no further Surrender Charges will apply.

6.5 ARE SURRENDER CHARGES EVER WAIVED?





999-190                                                                 PAGE 14

Yes.  Surrender Charges may be waived:

a) when proceeds are paid on the death of the Owner or the Annuitant; or

b) for any Qualified Plan Required Minimum Distribution (RMD) from the Accumulation Value of this policy withdrawn under the RMD Automated Option, unless the aggregated amount of Partial Withdrawals made from this policy during the Policy Year exceeds the RMD amount as calculated by us; or

c) when the Life Income Payment option is elected after the first year; or

d) under conditions specified in any riders or endorsements attached to and made a part of this policy; or

e) upon surrender of this policy to the extent that the Surrender Charge and the Service Charge may reduce the surrender value to be less than the initial Premium Payment allocated to the Fixed Account, provided no transfers have been made from the Fixed Account (except transfers made under the Interest Sweep option as explained in Section 8.5), and no Partial Withdrawals have been made from either the Fixed Account or the Investment Divisions of the Separate Account; or

f) if we terminate this policy as explained in Section 4.5.

6.6 ARE SERVICE CHARGES DEDUCTED FROM YOUR POLICY?
An annual Service Charge may be applicable as shown on the Policy Data Page. That charge, if any, will be deducted on each Policy Anniversary or the date of surrender.


6.7 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?
When any amount is placed under an Income Payment option on the Annuity Commencement Date, we may deduct from that amount any state premium tax that we are, or were, required to pay. We may also deduct any state premium tax that we are, or were, required to pay when the policy is surrendered for its Accumulation Value.



                        SECTION SEVEN - SEPARATE ACCOUNT

7.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?
We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.

7.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?
The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

7.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?
The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

7.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?
We will determine the value of the assets for the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation which we establish in good faith. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day), or the
Securities and Exchange Commission restricts trading ordetermines         that
an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Investment Divisions and to the Fixed Account.


7.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? Yes. We reserve the right to transfer assets of the Separate Account, which we determine to be associated





999-190                                                                 PAGE 15
with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account" as used in this policy, will then mean the Separate Account to which the assets were transferred.

7.6 WHAT OTHER RIGHTS DO WE HAVE?
We also reserve the right, when permitted by law, to:

a) de-register the Separate Account under the Investment Company Act of 1940,

b) manage the Separate Account under the direction of a committee at any time,

c) restrict or eliminate any of the voting rights of Owners   or other persons
who have voting rights as to the Separate Account, and

d) combine the Separate Account with one or more other Separate Accounts.

7.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE?
Yes. When required by law or regulation, an objective of the Fund can be changed. The objective of the Fund will not be changed unless approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or the district in which this policy is delivered.

7.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR PREMIUM PAYMENTS PURCHASE?
The Variable Accumulation Value of this policy in the Investment Divisions of the Separate Account prior to the Annuity Commencement Date is represented by Accumulation Units. Premium Payments allocated or transfers to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions.

7.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED?
That portion of each Premium Payment allocated or transferred to a designated Investment Division of the Separate Account is credited to this policy in the form of Accumulation Units. The number of Accumulation Units credited to this policy is determined by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which the Premium Payment or transfer request and all required documentation is received.

That portion of each Partial Withdrawal, Surrender Charge, Policy Service Charge or transfer from a designated Investment Division of the Separate Account is deducted from the Policy in the form of Accumulation Units. The number of Accumulation Units deducted from the Policy is determined by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.

7.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?
The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

a) is the sum of :

    1) the net asset value of a Fund share held in the Separate
       Account for that Investment Division determined at the end of the current Valuation Period, plus

    2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period.

b) is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period.

c) is a factor representing the mortality and expense risk fee, and administrative charges. This factor is equal, on an annual basis, to one point four percent (1.4%) of the daily net asset value of a Fund share held in the Separate





999-190                                                                 PAGE 16

Account for that Investment Division.

Mortality and expense results will not adversely affect the dollar amount of the Variable Accumulation Value.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects a fee paid to an investment advisor for investment advisory services provided.

7.11  CAN YOU TRANSFER FROM THE INVESTMENT DIVISIONS TO THE DCA
PLUS PROGRAM?
No. Transfers may not be made into the DCA Plus Program. For transfers made from the DCA Plus Program to the Investment Divisions, see Section Nine.

7.12 CAN YOU TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE
FIXED ACCOUNT?
Yes. Transfers of the Accumulation Value may be made between Investment Divisions of the Separate Account and to the Fixed Account. For transfers made from the Fixed Account to the Investment Divisions, see Section Eight.

7.13 HOW DO YOU TRANSFER THE ACCUMULATION VALUE BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?
Prior to 30 days before the Annuity Commencement Date, amounts may be transferred between Investment Divisions of the Separate Account and to the Fixed Account, in accordance with established procedures.

In addition to a request for a one-time transfer, transfers may be made on an automatic basis based on established procedures.

Dollar Cost Averaging
You may specify a specific dollar amount to be transferred from any Investment Division to any combination of Investment Divisions and/or to the Fixed Account. We will automatically transfer the specific dollar amount into the Investment Divisions and/or to the Fixed Account in accordance with established procedures. This option is called Dollar Cost Averaging.

In order to elect this option the Variable Accumulation Value must equal the minimum value shown on the Policy Data Page. The minimum amount that must be transferred from or to an Investment Division or to the Fixed Account is shown on the Policy Data Page.

Transfers under the Dollar Cost Averaging option are not available from the Fixed Account.





999-190                                                         PAGE 17

Automatic Asset Reallocation
You may specify a specific percentage of the Variable Accumulation Value allocated to each Investment Division at a pre-set level. If you elect this reallocation option, we will automatically transfer your Variable Accumulation Value back to the percentages you specify in accordance with established procedures. This option is called Automatic Asset Reallocation.

In order to elect this option the Variable Accumulation Value must equal the minimum value shown on the Policy Data Page. The minimum amount which must be allocated among the Investment Divisions under this option is shown on the Policy Data Page.

You may not elect the Dollar Cost Averaging and Automatic Asset Reallocation options at the same time.

7.14 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER BETWEEN INVESTMENT
DIVISIONS AND TO THE FIXED ACCOUNT?
Except in connection with transfers made under the Dollar Cost Averaging or Automatic Asset Reallocation options, the minimum amount that can be transferred is the lesser of the amount shown on the Policy Data Page or the value of all remaining Accumulation Units in the Investment Division. The Investment Division from which the transfer is being made must maintain the minimum balance as shown on the Policy Data Page after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than the minimum, we have the right to include that amount as part of the transfer.

There is no limit to the number of transfers that can be made. However, we reserve the right to apply a charge, as shown on the Policy Data Page.

Transfers may not be made into the Fixed Account if there were transfers out of the Fixed Account within the six month period prior to the transfer request, unless the transfer is part of the Interest Sweep option, as explained in
Section 8.5. We reserve the right to limit the amount which may be transferred from the Investment Divisions to the Fixed Account.

                         SECTION EIGHT - FIXED ACCOUNT

8.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED?
Premium Payments allocated to, or amounts transferred to, the Fixed Account are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the separate account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.




999-190                                                                 PAGE 18

8.2 HOW IS THE FIXED ACCOUNT VALUED?
Premium Payments allocated to, or amounts transferred to the Fixed Account are credited with interest at an interest rate we set from time to time. This rate will never be less than the guaranteed rate shown on the Policy Data Page.

We will set an interest rate in advance at least once a year. All Premium Payments allocated to, or amounts transferred to, the Fixed Account will receive the rate declared for that period for one year. Thereafter, the rate applicable to those amounts will change on the anniversary of each Premium Payment or any part of a Premium Payment allocated to the Fixed Account, or for any amount transferred to the Fixed Account. The new rate will be the rate we declare, and is in effect on the anniversary of the Premium Payment or any part of that Premium Payment allocated to the Fixed Account or any amount transferred to the Fixed Account.

8.3 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE DCA PLUS PROGRAM? No. Transfers may not be made from the Fixed Account to any of the Accounts under the DCA Plus Program.

8.4 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS? Yes. Each Policy Year you may transfer from the Fixed Account to the Investment Divisions with certain limitations, see Section 8.5.

8.5 HOW DO YOU TRANSFER THE FIXED ACCUMULATION VALUE TO THE INVESTMENT
DIVISIONS?
Prior to 30 days before the Annuity Commencement Date, amounts may be transferred from the Fixed Account to the Investment Divisions. Transfer requests must be in writing on a form approved by us or by telephone in accordance with established procedures. Each transfer must be for an amount not less than that shown on the Policy Data Page. The sum of all transfers from the Fixed Account in a Policy Year may not be greater than the maximum percentage as shown on the Policy Data Page, unless we agree otherwise. A minimum amount as shown on the Policy Data Page must remain in the Fixed Account after a transfer. If after a transfer the Fixed Accumulation Value would fall below the minimum, the remaining amount will be allocated to the Investment Division(s) in the same proportion as the transfer request.

In addition, transfers may be made on an automatic basis from the Fixed Account based on established procedures.

Interest Sweep
For the interest earned on monies allocated or transferred to the Fixed Account, you may request transfers from the Fixed Account to any combination of Investment Divisions. This option is called Interest Sweep. The minimum Fixed Accumulation Value required to elect this option is shown on the Policy Data Page. If the Interest Sweep option would cause an amount greater than the maximum amount shown on the Policy Data Page to be transferred from the Fixed Account, the transfer may not be processed and the Interest Sweep option may be canceled.

The Interest Sweep option may be requested in addition to the Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the DCA Plus Program.

8.6 HOW WILL PARTIAL WITHDRAWALS AND TRANSFERS BE DEDUCTED FROM THE FIXED
ACCOUNT?
Partial Withdrawals and transfers will be made from the Fixed Account in the following sequence: first from the Fixed Accumulation Value attributed to the initial Premium Payment, then from the Fixed Accumulation Value attributed to subsequent allocations and transfers in the order received.




                        SECTION NINE - DCA PLUS PROGRAM

9.1 HOW ARE THE DCA PLUS PROGRAM ASSETS INVESTED?
Premium Payments allocated to the DCA Plus Program are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the separate account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

9.2 HOW IS THE DCA PLUS PROGRAM VALUED?
Under the DCA Plus Program, we will specify one or more DCA Plus Accounts, each having a different expiration date. We will set interest rates in advance at least annually for each date on which Premium Payments may be received for allocation to a DCA Plus Account. The rate will never be less than the Minimum Guaranteed Interest Rate shown on the Policy Data Page. The DCA Plus Accounts available on the Issue Date are shown on the Policy Data Page.





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

The amount held with respect to a given DCA Plus Account is equal to the initial and any subsequent Premium Payments allocated into the DCA Plus Account, plus interest credited at the rate specified for each Premium Payment, less transfers and any Partial Withdrawals from the DCA Plus Account, and less any Surrender Charges and Service Charges that may have already been assessed from the DCA Plus Account.

The minimum Premium Payment that may be allocated to a DCA Plus Account is specified on the Policy Data Page. Premium Payments into a DCA Plus Account will receive the applicable interest rate as of the Business Day we receive the Premium Payment. Interest rates for subsequent Premium Payments made into the same DCA Plus Account may be different from the rate applied to the initial Premium Payment.

9.3 CAN TRANSFERS BE MADE FROM THE DCA PLUS ACCOUNTS TO THE FIXED ACCOUNT? Yes. Transfers may be made to the Fixed Account.

9.4 CAN YOU HAVE MORE THAN ONE DCA ACCOUNT OPEN?
Yes. You may have more than one DCA Plus Account open simultaneously in accordance with established procedures. However, you may not have more than one DCA Plus Account with the same duration open at the same time.

9.5 HOW DO YOU TRANSFER THE DCA PLUS ACCOUNT VALUE TO THE INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

At the time you elect one or more DCA Plus Accounts, you must tell us into which Investment Division(s) and/or Fixed Account you want the DCA Plus Account allocated. We will automatically transfer amounts from your DCA Plus Account(s) into the Investment Division(s) and/or into the Fixed Account in accordance with your instructions and in accordance with established procedures.

In no event may the expiration date of the DCA Plus Account you elect extend beyond your Annuity Commencement Date.

The DCA Plus Program may be requested in addition to the Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the Interest Sweep option.

9.6 HOW WILL PARTIAL WITHDRAWALS AND TRANSFERS BE DEDUCTED FROM THE DCA PLUS PROGRAM?
Partial Withdrawals and transfers will be made from the DCA Plus Program in the following sequence: first from the DCA Plus Program Accumulation Value attributed to the initial Premium Payment, then from the DCA Plus Program Accumulation Value attributed to subsequent allocations in the order received.



                        SECTION TEN - GENERAL PROVISIONS

10.1 WHAT CONSTITUTES THE ENTIRE CONTRACT?
This entire contract consists of this policy, any attached riders and endorsements, and a copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change the policy and then only in writing. No change will be made in the contract unless you agree to it in writing, or by telephone, in accordance with established procedures. No Registered Representative is authorized to change this contract or waive any provisions of this contract.

10.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY?
In issuing this policy, we have relied on the information you provided. If you signed an application for this policy, we have relied on the statements made on the application in issuing this policy. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void the policy unless that statement is a material misrepresentation and is part of the policy.

10.3 WILL WE BE ABLE TO CONTEST THIS POLICY?
We will not contest this policy after it has been in force during the lifetime of the Annuitant for two years from the Issue Date.

10.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?
Policy Years, months, and anniversaries are measured from the Policy Date, except where otherwise specified.

10.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?
In this policy when we refer to a person's Age on any date, we mean his or her Age attained at his or her last birthday.

10.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX
INCORRECTLY?
If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age. If the Age or sex of the Annuitant shown on the Policy Data Page is not correct as stated, any amount payable under this policy will be what would have been purchased at the correct Age and sex. If payments were




999-190
made based on incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at three and one-half percent (3.5%) per year, from the date of the wrong payment to the date the adjustment is made.

10.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY?
While the Annuitant is alive, you may assign this policy or any interest in it. If you do this, your interest, and anyone else's, is subject to that of the assignee. As Owner, you still have the rights of Ownership that have not been assigned.

10.8 HOW DO YOU ASSIGN THIS POLICY?
You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment previously made by us or any other action we may take before we record the assignment.

10.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT OR BENEFICIARY?
No. The assignee cannot change the Owner, Annuitant, or Beneficiary. The assignee also may not elect an alternative payment option. Any amount payable to the assignee will be made in a single sum.

10.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS?
Payments we make under this policy are to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

10.11 HOW SHOULD PAYMENTS FOR THIS POLICY BE MADE?
Any payments made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation or NYLIAC. When asked, we will give a countersigned receipt, also signed by our President or Secretary, for any Premium Payment made to us.

10.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY?
All guaranteed Accumulation Values referred to in this policy are based on interest compounded annually at the guaranteed rate shown on the Policy Data Page. Each Value is at least as much as the value the law requires.

10.13 IS THIS POLICY SUBJECT TO ANY LAW?
Yes.  This policy is subject to all laws which apply.

10.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?
No.  This is a non-participating policy.  Therefore, no dividends are payable.





999-190

NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION

Executive Office - 51 Madison Avenue
New York, NY 10010

A Stock Company Incorporated in Delaware

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Monthly Income Payments Begin On The Annuity Commencement Date. Premiums May Be Paid During The Annuitant's Lifetime, As Defined Herein. The Amount Of Any Accumulation Value May Increase Or Decrease Based On The Investment Experience Of The Separate Account Accumulation Values Based On The Performance Of The Separate Account Are Variable And Are Not Guaranteed As To Dollar Amount.

This Policy Is Non-Participating.